UNITED STATES
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HIPSO MULTIMEDIA, INC.
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INFORMATION STATEMENT
OF
HIPSO MULTIMEDIA, INC.
550 Chemin du Golf, Suite 202
Ile de Soeurs, Quebec H3E 1A8 Canada
514-380-5353

To Our Stockholders:

On November 30, 2011, the Board of Directors of Hipso Multimedia, Inc. (the “Company”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) with 3324109 Canada Inc., a Canadian corporation whose shares are beneficially owned and/or controlled by Gary Oberman and 8040397 Canada Inc., a Canadian corporation whose shares are owned and/or controlled by Bartek Bulzak (collectively, the “Sellers”). In connection with the Asset Purchase Agreement, which was authorized and approved by the Joint Written Consent of the Board of Directors and Majority Stockholders dated November 30, 2011, the following corporate actions were approved: (i) an amendment to the Company's Articles of Incorporation (the “Amended Articles”) to effect a reverse stock split of the Company’s outstanding shares of common stock, par value $0.00001 per share (the “Common Stock”) on a one-for-eight (1:8) basis (the “Reverse Split”); (ii) approval of the Asset Purchase Agreement; (iii) on the effective date of the Reverse Split (the “Effective Date”), the appointment of Gary Oberman and Bartek Bulzak as members of the Company’s Board of Directors and as the Company’s President and Chief Technical Officer, respectively; and (iv) change the name of the Company from Hipso Multimedia, Inc. to Buildablock Corp.

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By Order of the Board of Directors:
/s/ Rene Arbic
Rene Arbic
CEO and Director

/s/ Alex Kestenbaum
Alex Kestenbaum
CFO and Director

Quebec, Canada
January 27, 2012

HIPSO MULTIMEDIA, INC.
550 Chemin du Golf, Suite 202
Ile de Soeurs, Quebec H3E 1A8 Canada
514-380-5353

Information Statement Pursuant to Section 14C of the Securities Exchange Act of 1934

This Information statement is being filed by Hipso Multimedia, Inc., a Florida corporation with the SEC on January 27, 2012, in connection with the Joint Written Consent of the Board of Directors and the Majority Stockholders of the Company, dated November 30, 2011, for the purpose of authorizing and approving the following corporate actions: (i) an amendment to the Company's Articles of Incorporation to effect a reverse stock split of the Company’s outstanding shares of common stock, par value $0.00001, on a one-for-eight (1:8) basis; (ii) approval of the Asset Purchase Agreement; (iii) on the Effective Date of the Reverse Split, the appointment of Gary Oberman and Bartek Bulzak to become members of the Company’s Board of Directors and as the Company’s President and Chief Technical Officer, respectively; and (iv) change the name of the Company from Hipso Multimedia, Inc. to Buildablock Corp.

Four stockholders, two of whom are executive officers and directors and the other two of whom are principal stockholders, are owners of record of 48,340,354 of Common Stock, representing 70.59% of the issued and outstanding shares of Common Stock, executed and delivered to us their written consents. The written consents received from the four affiliated stockholders did not involve a solicitation as defined in Rule 14a-1.

Pursuant to Rule 14c-2(b) promulgated by the SEC under the Exchange Act, the actions approved by the Joint Written Consent of the Board of Directors and the Majority Stockholders cannot become effective until twenty (20) days from the date of mailing of the Definitive Information Statement to our stockholders. This Information Statement shall constitute notice to our stockholders of the above actions taken by the Joint Written Consent of the Board of Directors and the Majority Stockholders on November 30, 2011.

New Common Stock certificates will not be issued at the Effective Date, but may be issued subsequently with respect to any certificates returned to the transfer agent upon a sale, exchange, or for any other purpose. No fractional shares will be issued in connection with the Reverse Split. Stockholders who would otherwise be entitled to receive fractional shares because they hold the number of shares of Common Stock that is not evenly divisible by eight (8) will have the number of shares to which they are entitled rounded up to the nearest whole number of shares. No stockholder will receive cash in lieu of a fractional share.

The Company's Common Stock is subject to quotation on the FINRA Market under the symbol “HPSO.” Upon the Effective Date of the Reverse Split, FINRA will assign a new symbol to the Company’s Common Stock and add the letter “D” to the new symbol for a period of twenty (20) business days to indicate to the brokerage and investment community that the Reverse Split has occurred and on the twentieth (20th) business day FINRA will remove the letter D from the newly assigned symbol.

PROPOSAL 1 - THE REVERSE SPLIT

On November 30, 2011, the Board of Directors of the Company unanimously approved the Amended Articles to effect a reverse stock split whereby all outstanding shares of the Company's Common Stock will be subject to a Reverse Split. The Amended Articles were authorized and approved by the Joint Written Consent of the Board of Directors and Majority Stockholders dated November 30, 2011, a copy of which is attached hereto as Exhibit A.1.

Background and Purposes of the Reverse Split

The Reverse Split of the Company’s currently issued and outstanding 68,477,765 shares of Common Stock will reduce the number of issued and outstanding shares to 8,559,721 shares, without changing the 100,000,000 authorized shares of Common Stock. The Board of Directors believes that the Reverse Split will benefit all stockholders, as the Reverse Split will enable the Company to: (i) permit the Company to issue 8,559,721 shares in connection with the Asset Purchase Agreement; (ii) have a sufficient number of shares of Common Stock available to hire and retain new employees for its new segment created by the acquisition of assets (the “Buildablock Assets”); (iii) have a sufficient number of shares available to raise equity capital to implement its business plan regarding the Buildablock Assets; and (iv) for such other purposes as may arise as the Company grows its business.

Notwithstanding the foregoing, the reduction in the number of outstanding shares of Common Stock upon the Effective Date of the Reverse Split could adversely affect the trading market for our Common Stock by reducing the relative level of liquidity of the shares of Common Stock. Further, there can be no assurance that the Reverse Split will result in a proportionate increase or, for that matter, any increase, in the price of the shares of Common Stock subject to quotation on the FINRA Market.

Any new shares issued following the Effective Date of the Reverse Split will be fully paid and non-assessable shares. On the Effective Date of the Reverse Split, the number of stockholders will remain unchanged because those stockholders who would otherwise receive only be entitled to receive a fractional share will receive a number of shares rounded up to the next whole integer.

The Reverse Split will not change the number of authorized shares of Common Stock or the par value of our Common Stock. While the aggregate par value of our outstanding Common Stock will be reduced as a result of the Reverse Split, our additional paid-in capital will be increased by a corresponding amount. Therefore, the Reverse Split will not affect our total stockholders' equity. All share and per share information will be retroactively adjusted to reflect the Reverse Split for all periods presented in our future financial reports and regulatory filings, commencing with the Company’s annual report on Form 10-K for the year-ended November 30, 2011.

Following the Reverse Split, we will have approximately 8,559,721 shares of Common Stock issued and outstanding plus an additional 8,559,721 shares being issued in connection with the Asset Purchase Agreement, for a total of 17,119,441.

At December 15, 2011, the date immediately preceding the filing of this Information Statement on Schedule 14C, the closing price of our shares subject to quotation on the OTC Market was $0.05 and the total market value (based on the 68,477,765 shares of Common Stock shares of Common Stock outstanding) was $3,423,888.

Rationale for the Reverse Split

The Board of Directors believes that a Reverse Split should, at least initially, increase the price of our shares of Common Stock to approximately $0.40 per share. While the Reverse Split will not increase to total market value of our Common Stock, the Board of Directors believes that the increase in our share price, which increase will not necessarily be sustained, should make our shares more attractive to potential investors, encourage investor interest and trading in, and possibly the marketability of, our Common Stock.

In addition, because brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current per share price of our Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that constitute a higher percentage of their total share value than would be the case if the share price of our Common Stock were higher. This difference in transaction costs may also further limit the willingness of institutional investors to purchase shares of our Common Stock.

Trading in our shares also may be adversely affected by a variety of policies and practices of brokerage firms that discourage individual brokers within those firms from dealing in low-priced stocks. These policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that make the handling of low-priced stocks unattractive to brokers from an economic standpoint. Similarly, many brokerage firms are reluctant to recommend low-priced stocks to their customers and the analysts at many brokerage firms do not provide coverage for such stocks. The Board also believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the Reverse Split, and the anticipated increase in the price of the Common Stock, could generate interest in the Common Stock and possibly promote greater liquidity for the Company’s stockholders. However, the Company’s aggregate market capitalization could be reduced to the extent that any increase in the market price of the Common Stock resulting from the Reverse Split is proportionately less than the decrease in the number of shares of Common Stock outstanding.

The Board further believes that the total number of shares of our Common Stock currently outstanding is disproportionately large relative to our present market capitalization and that the Reverse Split would bring the number of outstanding shares to a level more in line with other companies with comparable market capitalizations. Moreover, the Board considered that when the number of outstanding shares of Common Stock is unreasonably large in relation to Company’s operations. Upon implementation of the Reverse Split and decrease the number of shares of Common Stock that are issued and outstanding, our investors could more easily understand the impact on earnings or loss per share attributable to future developments in our business.

We ultimately cannot predict whether, and to what extent, the Reverse Split would achieve the desired results. The price per share of our Common Stock is a function of various factors, including the results of operations, our ability to implement our business plan for the Buildablock Assets and general economic and market conditions.

Accordingly, there can be no assurance that the market price of our Common Stock after the Reverse Split would increase in an amount proportionate to the decrease in the number of issued and outstanding shares, or would increase at all, that any increase can be sustained for a prolonged period of time or that the Reverse Split would enhance the liquidity of, or investor interest in, our Common Stock.

Notwithstanding the foregoing, our Board of Directors believes that the potential positive effects of the Reverse Split outweigh the potential disadvantages. In making this determination, our Board of Directors has taken into account various negative factors, including: (i) the negative perception of Reverse Splits held by some stock market participants; (ii) the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and (iii) the costs associated with implementing the Reverse Split. The effect of the Reverse Split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances to ours is varied. It is also possible that the Reverse Split may not increase the per share price of our Common stock in proportion to the reduction in the number of shares of our Common Stock outstanding or result in a permanent increase in the per share price, which depends on many factors.

After considering the foregoing factors, our Board determined that submitting the filing of the Articles of Amendment to implement the Reverse Split is in our best interests and that of our stockholders.

Effects of the Reverse Split

The Articles of Amendment to our Articles of Incorporation will implement the Reverse Split of our issued and outstanding Common Stock, to be effective upon receipt of approval be FINRA, which will also change our symbol on the OTC Market from “HPSO” to a symbol to be assigned by FINRA plus the letter D for a period of twenty (20) business days following the Effective Date to indicate to the brokerage and investment community that the Reverse Split has occurred.

With the exception of the number of shares of Common Stock outstanding, the rights and preferences of shares of our Common Stock prior and subsequent to the Reverse Split would remain the same. We do not anticipate that our financial condition, the percentage of stock owned by management and affiliates, the number of our stockholders, or any aspect of our current business would materially change as a result of the Reverse Split.

Our Common Stock is currently registered under Section 12(g) of the Exchange Act and, as a result, we are subject to periodic reporting and other requirements. The proposed Reverse Split would not affect the registration of our Common Stock under the Exchange Act.

After the Effective Date of the Reverse Split, each stockholder would own a reduced number of shares of our Common Stock, based upon the ratio of one-for-eight (1:8). However, a Reverse Split would affect all of our stockholders equally and will not affect any stockholder’s percentage ownership of the Company, except for the immaterial result that the Reverse Split shall involve in the rounding up of any fractional shares up to the next whole number of shares, as described herein. For example, a holder of two (2%) percent of the voting power of the outstanding shares of Common Stock immediately prior to the Reverse Split would continue to hold two (2%) percent of the voting power of the outstanding shares of Common Stock after the Reverse Split. Proportionate voting rights and other rights and preferences of the holders of our Common Stock would not be affected by the Reverse Split. There will be no payment of cash in lieu of any fractional shares. Furthermore, the number of stockholders of record would not be affected by the Reverse Split.

Effect of Authorized but Unissued Shares; Potential Dilution and Anti-Takeover Effects

Upon the Effective Date of the Reverse Split and the issuance of shares in connection with the Asset Purchase Agreement, the Company will have 17,119,441 shares issued and outstanding, rather than the 68,477,765 shares currently issued and outstanding and will continue to have 100,000,000 shares of authorized Common Stock. These additional shares would be available for issuance from time to time for business purposes as reasonably determined by the Board of Directors, such as in connection with capital-raising transactions and acquisitions of technologies, or assets, consistent with our current business objectives.

The significant increase in the proportion of unissued authorized shares to issued shares after the Reverse Split could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors, other than the appointment of Gary Oberman and Bartek Bulzak to our existing two-man Board of Directors, or contemplating a tender offer or other transaction for the combination of our company with another company), we are not proposing the Reverse Split in response to any effort of which we are aware to accumulate any of our shares of our Common Stock or to otherwise seek to obtain control of the Company. Our Board of Directors does not currently contemplate recommending the adoption of any other proposals that could be construed to affect the ability of anyone to take over or change the control of the Company.

We believe that the availability of the additional shares will provide us with the flexibility to pursue potential transactions as they arise, to take advantage of desirable business opportunities and to respond effectively in a changing corporate environment. For example, we may elect to issue shares of Common Stock to raise equity capital, to make acquisitions through the use of shares of Common Stock, to establish strategic relationships with other companies, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans, where the Board determines it advisable to do so, without the necessity of soliciting further stockholder approval, subject to applicable stockholder vote requirements.

If we issue additional shares for any of the above purposes, the aggregate ownership interest of our current stockholders, and the interest of each such existing stockholder, would be diluted, possibly substantially. Although we continually examine potential transactions, we have no current plans or arrangements to issue any additional shares of Common Stock. Furthermore, the additional shares of Common Stock that would become available for issuance upon the Effective Date of the Reverse Split could also be used by the Company’s management to oppose any potential hostile takeover attempt or delay or prevent changes in control or changes in or removal of the Company.

For example, without further stockholder approval, our Board of Directors could authorize the issuance and sale of shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although the Reverse Split have been prompted by business and financial considerations as discussed above, stockholders nevertheless should be aware that approval of one or more of the proposals could facilitate future efforts by management to deter or prevent a change in control of the Corporation.

Following the Reverse Split, the Company will continue to have 100,000,000 shares of Common Stock authorized and approximately 17.12 million shares of Common Stock outstanding and, as a result, the Company will have approximately 82.78 million authorized but unissued shares of Common Stock available for issuance from time to time at the discretion of the Board of Directors. Notwithstanding the forgoing, the Board has no present plans to use any of the additional shares of Common Stock that will become available. Further, the Board does not currently contemplate entering into any arrangements, other than the issuance of shares pursuant to the Asset Purchase Agreement or recommending the adoption of any other provisions, such as supermajority voting requirements, that may have material anti-takeover consequences.

Dilutive Effect of Share Issuance Pursuant to Asset Purchase Agreement on Ownership

The following tables sets forth the dilution of share ownership experienced by existing stockholders in connection with the issuance of shares pursuant to the Asset Purchase Agreement. Stockholders will experience a dilution of approximately 50% in connection with the Reverse Split and the subsequent issuance of shares under the Assets Purchase Agreement.

	Share Ownership		Share Ownership		Share Ownership
	Pre-Reverse Split Shares	Post-Reverse Split Shares	Pre-Reverse Split Shares	Post-Reverse Split Shares	Pre-Reverse Split Shares	Post-Reverse Split Shares
	8,000 shares	1,000 shares	80,000 shares	10,000 shares	800,000	100,000
Percentage Ownership Pre-Reverse Split	0.0116%	-	0.1168%	-	1.168%	-
Percentage Ownership Post-Reverse Split	-	0.00584%	-	0.0584%	-	0.585%
(1) Based on 68,477,765 pre-reverse split shares issued and outstanding.
(2) Based on 17,119,441 post-reverse split shares issued and outstanding, including 8,559,721 shares to be issued in connection with the Asset Purchase Agreement.

The increase in the authorized number of shares and the subsequent issuance of additional shares could have the effect of delaying or preventing a change in control of the Company without further action by the Stockholders. Shares of authorized and unissued Common Stock could, within the limits imposed by applicable law, be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional shares could have the effect of diluting the earnings per share, if any, and book value per share and such additional shares could be used to dilute the share ownership or voting rights of a person seeking to obtain control of the Company. While the proposed amendment may have potential anti-takeover effects, this proposal is not prompted by any specific effort or takeover threat from any third parties currently perceived by the Company and the nominees for director.

Accounting Matters

The Reverse Split would not affect the par value of our Common Stock. As a result, on the Effective Date of the Reverse Split, the stated par value capital on our balance sheet attributable to our Common Stock would be reduced and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value per share of our Common Stock would be increased because there would be fewer shares of our Common Stock outstanding.

We present earnings per share (“EPS”) in accordance with ASC 260-10, “Earnings per Share,” and we will comply with the requirements of ASC 260-10, with respect to reverse stock splits. In pertinent part ASC 260-10 says as follows: “If the number of common shares outstanding decreases as a result of a reverse stock split, the computations of basic and diluted EPS shall be adjusted retroactively for all periods presented to reflect that change in capital structure. If changes in Common Stock resulting from reverse stock splits occur after the close of the period but before issuance of the financial statements, the per-share computations for those and any prior-period financial statements presented shall be based on the new number of shares. If any per-share computations reflect such changes in the number of shares, that fact shall be disclosed.”

Fairness of the Process

The Board of Directors did not obtain a report, opinion, or appraisal from an appraiser or financial advisor with respect to the Reverse Split and no representative or advisor was retained on behalf of the unaffiliated stockholders to review or negotiate the transaction. The Board of Directors concluded that the additional expense of these independent appraisal procedures was unreasonable in relation to the Company’s available cash resources and concluded that the Board of Directors could adequately establish the fairness of the Reverse Split without the engagement of third parties.

Street Name Holders of Common Stock

The Company intends for the Reverse Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to affect the Reverse Split for their beneficial holders. However, nominees may have different procedures. Accordingly, stockholders holding Common Stock in street name should contact their nominees.

Stock Certificates

Mandatory surrender of certificates is not required by our stockholders. The Company's transfer agent will adjust the record books of the company to reflect the Reverse Split as of the Effective Date of the Reverse Split. New certificates will not be mailed to stockholders.

Federal Income Tax Consequences

The following description of federal income tax consequences of the reverse stock split is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and practices as in effect on the date of this information statement. The discussion is for general information only and does not cover any consequences that apply for special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). We urge all stockholders to consult their own tax advisers to determine the particular consequences to each of them of the reverse stock split.

We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. We believe, however, that because the reverse stock split is not part of a plan to periodically increase or decrease any stockholder’s proportionate interest in the assets or earnings and profits of our company, the reverse stock split would have the federal income tax effects described below:

The exchange of pre-split shares for post-split shares should not result in recognition of gain or loss for federal income tax purposes. In the aggregate, a stockholder’s basis in the post-split shares would equal that stockholder’s basis in the pre-split shares. A stockholder’s holding period for the post-split shares would be the same as the holding period for the pre-split shares exchanged therefore. Provided that a stockholder held the pre-split shares as a capital asset, the post-split shares received in exchange therefore would also be held as a capital asset.

As stockholders are not receiving cash in lieu of any fractional share interest, but instead fractional shares are being rounded up to the next whole share, it is unlikely that stockholders would be treated as if our company had redeemed any fractional share interest. It is therefore unlikely that rounding up fractional shares would result in any gain or loss recognition by stockholders. Our company should not recognize gain or loss as a result of the reverse stock split.

PROPOSAL 2 – RATIFICATION OF ASSET PURCHASE AGREEMENT

Background of the Asset Purchase Agreement

Since its inception, the Company, through its wholly-owned subsidiary, Valtech Communications Inc., a Canadian corporation (“Valtech”), has been engaged in the business of offering and delivering high speed internet, telephone and high definition TV in one package (“triple-play service”) to residential subscribers utilizing leased fiber optic band-width from an unaffiliated supplier at competitive rates. In addition to marketing its triple-play services to the residential market, the Company also offered services to real estate businesses, hotels, hospitals and retirements homes.

Valtech has experienced continuing operating losses and has been unable to increase its revenue base during the past several years and has had to rely upon a series of loans from its executive officers and principal stockholders to fund its negative cash flow from operations. From its second quarter ended May 31, 2011 to its third quarter ended August 31, 2011, revenues decreased from approximately $58,000 to approximately $16,000 or a decrease of 72.41%. As a result, the Company’s Board of Directors, in discussions with its principal stockholders, began discussions for the purpose of seeking a potential acquisition that would reduce its reliance on its sole business segment, the triple-play service

The Company’s management and a principal stockholder began negotiations with the Sellers in or about August 2011 based upon their determination that it would be in the best interests of the Company and its stockholders to seek an acquisition that potentially would generate significant revenues resulting in positive cash flow from operations with the view to possibly enhancing the ability of its Valtech segment to become profitable.

Discussions between the Company and Messrs. Oberman and Bulzak continued through September and October 2011 regarding the benefits to the Company, its stockholders and the Sellers of the acquisition of certain intangible assets owned by the Sellers, which are comprised of an internet service platform that combines social media and voice products together with a patent-pending commercial services platform marketed under the trade name Buildablock™ (the “Buildablock Assets”).

Summary Term Sheet-Asset Purchase Agreement
-	The Company entered into an Asset Purchase Agreement with Messrs. Oberman and Bulzak, the owners of the Buildablock Assets, who will be appointed to the Company’s Board of Directors upon the Effective Date of the Reverse Split . Pursuant to the Asset Purchase Agreement, the Company will acquire substantially all of the Buildablock's Assets.
-	The stockholders of the Company will not receive any proceeds from the Asset Purchase Agreement.
-	Our balance sheet at our year ended November 30, 2011, will reflect the ownership of the Buildablock Assets, valued at $10,000 pursuant to the Asset Purchase Agreement. In consideration for entering into the Asset Purchase Agreement, upon the Effective Date of the Reverse Split, the Company will issue a total of approximately 8,559,721 shares of Common Stock to Gary Oberman (4,279,860.5 shares), the sole principal of 3324109 Canada Inc., and Bartek Bulzak (4,279,860.5 shares), the sole principal of 8040397 Canada Inc., both Canadian corporations and the corporate owners of the Buildablock Assets..
-	The Asset Purchase Agreement was negotiated in an arm's-length transaction between the Company and Messrs. Oberman and Bulzak. The Asset Purchase Agreement required that the Company implement the Reverse Split and the appointment of Messrs. Oberman and Bulzak as members of the Board of Directors and executive officers of the Company.
-	A principal reason for determining to commence negotiations resulting in the execution of the Asset Purchase Agreement was as a result of the fact that the Company's wholly-owned subsidiary, Valtech, has experienced significant and continuing operating losses, has been unable to increase its revenue base during the past several years and has had to rely upon a series of loans from its executive officers and principal stockholders to fund its negative cash flow from operations. As a result, the Company’s Board of Directors, in discussions with its principal stockholders, began internal discussions in or about June 2011 for the purpose of seeking a potential acquisition that would reduce its reliance on its sole business segment.
-	The Company Board of Directors, its principal stockholders and Messrs. Oberman and Bulzak believe that with the acquisition of the Buildablock Assets, the Company will have far more financial and operating flexibility in pursuing its growth plan. As a result, the Company’s Board of Directors and principal stockholders believe that the Company and all of its stockholders will benefit from the approval of the Asset Purchase Agreement and bring potential increased value to the stockholders.
-	The Company's contact information is: Hipso Multimedia, Inc., 550 Chemin du Golf, Suite 202, Ile de Soeurs, Quebec H3E 1A8 Canada, phone (514) 380-5353.

Issuance of Restricted Shares of Common Stock in Connection with the Asset Purchase Agreement; Terms of The Asset Purchase Agreement

On November 30, 2011, the Company entered into an Asset Purchase Agreement with 3324109 Canada Inc., a Canadian corporation whose shares are beneficially owned and/or controlled by Gary Oberman and 8040397 Canada Inc., a Canadian corporation whose shares are owned and/or controlled by Bartek Bulzak. Pursuant to the terms of the Asset Purchase Agreement, the Company’s purchased all of the Sellers right, title and interest in the Buildablock Assets in consideration for the agreement of the Company to issue to the Sellers approximately 8,559,721 restricted shares of the Company’s post-reverse Common Stock representing approximately 50.1% of the then issued and outstanding shares of Common Stock following the Effective Date of Reverse Split. The assets acquired consist mainly of intellectual property and were valued at $10,000. The issuance of the restricted post-reverse Common Stock will have a dilutive effect on the share ownership of the existing stockholders. See disclosure above under subheading "Dilutive Effect of Share Issuance Pursuant to Asset Purchase Agreement on Ownership".

The Business of Buildablock

The Buildablock Assets, which were owned and developed by the Sellers prior to the Asset Purchase Agreement, is in the development stage and are comprised of an Internet and mobile service platform whose purpose is to empower and capitalize on the growth of the neighborhood, local economy. As a social network platform, Buildablock addresses a powerful need in social networking (creating a sense of belonging to a real community), concentrating on the neighborhood as the origin point. Buildablock was founded in 2008, with plans to launch its services in early 2012 under the name Buildablock™. In connection with the planned launch of commercial operations, the Company intends to begin an initial a round of private funding, seeking equity capital in an amount to be determined based upon terms and conditions to be determined by the Company and Messrs. Oberman and Bulzak, who will be appointed as executive officers and directors following the Effective Date of the Reverse Split.

In addition to Buildablock's social networking library, the service is enriched by its new “DealWink” engine, a new e-commerce platform that combines the power of group buying, couponing, price aggregation and more. The result is a collection of among the most aggressive tools on the market to drive both, value to its customers and opportunity to the retailer. Buildablock’s intention is to become the ”first stop” social and commercial origin point for subscriber based daily activity, demonstrating that global savings start right in our customers’ neighborhood.

PROPOSAL 3 – ELECTION/APPOINTMENT OF DIRECTORS

Upon the Effective Date of the Reverse Split, it is the Company’s attention that Gary Oberman and Bartek Bulzak be appointed as members of the Company’s Board of Directors, joining Rene Arbic and Alex Kestenbaum, our existing directors. Proposal 3 has been ratified and approved by the Joint Consent of the Board of Directors and the Majority Stockholders of the Company dated November 30, 2011.

Each director holds office until the meeting of stockholders of the Company next succeeding his election or until his successor is duly elected and qualified or until appointed by the written consent of our majority stockholders entitled to vote in lieu of a meeting. Our Board of Directors, by the vote of a majority of the entire Board, may fix the number of directors. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the vote of a majority of the directors then in office, although less than a quorum.

Currently, our Board of Directors consists of two (2) directors. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by our Board of Directors, unless the Board reduces the number of directors accordingly. As of the date of this Information Statement, the Board is not aware of any nominee who is unable or will decline to serve as a director.

The following describes the age, position with the Company, principal occupation and business experience during the past five years, and other directorships of each nominee, which information is included under the section entitled "Information Regarding Directors and Officers" below.

Nominees for Election as Directors

Incumbent Nominees

Rene Arbic, 58, has been Chairman of the Board, CEO and President since June 2008.

Alex Kestenbaum, 50, has been a director and CFO since June 2008.

New Nominees

Gary Oberman, 49, is being appointed as a director and as the Company’s President, both to take effect on the Effective Date of the Reverse Split.

Bartek Bulzak, 35, is being appointed as a director and Chief Technical Officer, both to take effect on the Effective Date of the Reverse Split.

INFORMATION REGARDING DIRECTORS AND OFFICERS

The following describes the age, positions, principal occupation and business experience during the past four years, and other directorships of our directors and officers. All nominees have consented to being named herein and have indicated their intention to serve as directors of the Company, until the meeting of stockholders or by the written consent of the holders of a majority of the voting shares of the Company in lieu of a meeting and until his successor is duly elected and qualified.

Directors and Officers
Name	Age	Positions
Rene Arbic	58	CEO, President and Chairman

Mr. Arbic has served as Chief Executive Officer, President and Chairman of the Company since June 2, 2008. He has served as a director of ISEE3D, a 3D camera development company, from 2002 to the present. He was a founder in 2006 and serves as President of the Company’s wholly-owned subsidiary, Valtech Communications Inc., a telecommunications company offering “triple play” - a telephony, Internet and IPTV distributor. In 2004, he founded and until 2006 served as director general, of C.E.R., Longueuil, a renewable energy consultant, with operations in Senegal, Algeria, Comoros, and Madagascar.

Alex Kestenbaum	50	Chief Financial Officer and Director

Mr. Kestenbaum has served as our Chief Financial Officer and a director since June 2, 2008. Since 2004 he has served as Vice President Finance of Canvar Group, Inc., a Montreal, Quebec - based general contractor and administrator specializing in the construction and renovation in industrial, commercial and residential development including large-scale projects for developers, institutions and various governments.

New Nominees
Gary Oberman	49	President and Director *
Prior to launching Buildablock as President and CEO, Mr. Oberman served as CEO of WCCL Networks, a private company and an online book publisher with a large network of commercial websites and publishers of proprietary products that serve popular niches, including the self-help or self-improvement arenas. Mr. Oberman was instrumental in establishing WCCL as one of the largest providers of online self-help content for the Internet, with approximately 1,000,000 in paid Internet downloads. WCCL also owns and operates numerous forums and online radio stations in multiple markets, with a network-wide affiliate program, consisting of more than 19,000 affiliates and publishes several online newsletters for each niche with over 400,000 subscribers. From 2002 to 2007. Mr. Oberman served as the COO and co-founder of Budget Conferencing, Inc., North America’s fastest-growing conference calling company, historically rated as the 12th fastest growing companies in Canada by PROFIT magazine. As co-founder, Mr. Oberman maintained the company’s operational growth and prepared for its eventual multimillion dollar sale to Premiere Conferencing, Inc., a $1.2 billion publicly-traded corporation. During its five years of operation, Budget Conferencing set new standards for the development and commercialization of online and offline phone conferencing solutions.?

Bartek Bulzak	35	Chief Technical Officer and Director *
Prior to co-founding Buildablock Inc. with Mr. Oberman, Mr. Bulzak served in the role of Chief Technical Officer for Budget Conferencing Inc., an industry leader and pioneer of online and offline teleconferencing solutions. Mr. Bulzak has created highly innovative conferencing bridges and holds numerous patents in the field of high tech communications. In 2007, in connection with the sale of Budget Conferencing to Premiere Global, a billion dollar multinational company, Mr. Bulzak was appointed to the role of chief transition engineer where he took a lead position ensuring that Premier’s acquisition of Budget Conferencing was accomplished in an efficient and cost-effective manner. Mr. Bulzak’s extensive experience in the design and development of integrated VOIP multimedia communications has enabled his development of multiple online inventions including various proprietary phone based authentication systems. Mr. Bulzak also has extensive experience in the design and development of scalable ecommerce solutions, high availability cloud based computing and payment Card Industry (PCI) Data Security Standards (DSS) compliance. Mr. Bulzak was co-founder of Infinite Loop Inc., a turn-key “paper to PDF” document management software provider which was acquired by William Resources Inc.
* Positions to take effect on the Effective Date of the Reverse Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The following table lists the number of shares of Common Stock of our Company as of November 30, 2011 that are beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within sixty (60) days. Under the rules of the SEC, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he/she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner (1)	Percent of Class (1)
Common Stock	Rene Arbic, CEO and Director 550 Chemin du Golf, Suite 202 Ile des Soeurs, Quebec, H3E 1A8, Canada	14,043,634 shares	20.51%
Common Stock	Alex Kestenbaum, CFO and Director 100-2700 Rufus-Rockhead Montreal, Quebec, H3J 2Z7, Canada	1,600,000 shares	2.34%
Common Stock	Peter Varadi 100-2700 Rufus-Rockhead Montreal, Quebec, H3J 2Z7, Canada	16,348,360 shares	23.87%
Common Stock	Morden Lazarus 759 Square Victoria, Suite 200 Montreal, Quebec, H2Y 2J7, Canada	16,348,360 shares	23.87%
Common Stock	All officers and directors as a group (2 people)	15,643,634 shares	22.85%

(1) Applicable percentage ownership is based on 68,477,765 shares of Common Stock outstanding as of November 30, 2011. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of November 30, 2011 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE.

The following table sets forth the name, age and position of each of our Directors and executive officers. Our Directors and executive officers are as follows:
Name	Age	Title
Rene Arbic	58	Chief Executive Officer and President and Director
Alex Kestenbaum	50	Secretary, Treasurer and Director

The biographies of our Directors and executive officers, as well as persons to be appointed as Directors and executive officers upon the Effective Date of the Reverse Split are set forth under “INFORMATION REGARDING DIRECTORS AND OFFICERS” above.

Our Directors are elected annually and hold office until our next meeting of the stockholders or upon the written consent of holders of a majority of our voting shares in lieu of a meeting, until their successors are elected and qualified. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement. There are no family relationships among our officers and Directors. Our officers and Directors may receive compensation as determined by us from time to time by vote of the Board of Directors. Such compensation might be in the form of stock options. Vacancies in the Board are filled by majority vote of the remaining Directors. Directors may be reimbursed by us for expenses incurred in attending meetings of the Board of Directors.

Audit Committee and Financial Expert

We do not have an audit committee or an audit committee financial expert. Our corporate financial affairs are simple at this stage of development and each financial transaction can be viewed by any officer or Director at will. We will form an audit committee if it becomes necessary as a result of growth of the Company or as mandated by public policy.

Code of Ethics

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers; however, the Company plans to implement such a code in the first quarter of 2012.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent Directors, the functions that would have been performed by such committees are performed by our Board of Directors. Thus, there is a potential conflict of interest, in that our Directors who are also our officers have the authority to determine issues concerning management compensation, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our Directors or officers.

ITEM 11. EXECUTIVE COMPENSATION

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

The following table sets forth information concerning the total compensation that we have paid or that has accrued on behalf of our chief executive officer and other executive officers during the fiscal years ending November 30, 2011, 2010 and 2009.
Summary Compensation Table
					Long Term
		Annual Compensation			Compensation Awards

				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Award(s)	Options	Compensation
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Rene Arbic, CEO	2011	50,770	---	---	---	---	---
	2010	80,000	---	---	---	---	---
	2009	63,744	---	---	---	---	---
Alex Kestenbaum, CFO	2011	---	---	---	---	---	---
	2010	---	---	---	---	---	---
	2009	---	---	---	---	---	---

*Estimated. The individuals listed above have not received any LTIP payouts or nonqualified deferred compensation earnings, over the past three completed fiscal years as compensation from us. Salary amounts listed above do not include perquisites and other personal benefits in amounts less than $10,000.

ADDITIONAL INFORMATION

The Company is subject to the filing requirements of the Exchange Act, and in accordance therewith files reports, proxy/information statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “Exchange Act Filings”) with the SEC. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, NE Washington, D.C, 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NE Washington, D.C 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

We will post this Definitive Information Statement on Schedule 14C on the Company’s website: buildablock.com (which is under construction). We will also provide without charge, to each person to whom a proxy/information statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). Such requests should be directed to the address and phone number indicated below. This includes information contained in documents filed subsequent to the date on which definitive copies of the proxy statement are sent or given to security holders, up to the date of responding to the request.

By order of the Board of Directors of:

Hipso Multimedia, Inc.
550 Chemin du Golf, Suite 202
Ile de Soeurs, Quebec H3E 1A8 Canada
514-380-5353

January 27, 2012

By: /s/ Rene Arbic,
Rene Arbic, Chief Executive Officer, President

Exhibit A.1

JOINT WRITTEN CONSENT
OF THE
BOARD OF DIRECTORS
AND
MAJORITY STOCKHOLDERS
OF
HIPSO MULTIMEDIA, INC.

The undersigned, being the members of the board of directors of Hipso Multimedia, Inc., a Florida corporation (the "Corporation"), together with the written consent of the  holders of a majority of the outstanding shares of the Corporation’s common stock, par value $0.00001 (the “Common Stock”), acting pursuant to the authority granted by Title XXXVI, Section 607 of the 2007 Florida Statutes, do hereby adopt the following resolutions, which resolutions have been approved by the written consent of the holders of a majority of the Corporation’s outstanding shares of Common Stock as of this 30th day of November 2011.

AMENDMENT TO THE CORPORATION’S CERTIFICATE OF INCORPORATION TO IMPLEMENT A REVERSE SPLIT

WHEREAS , the undersigned members of the Corporation’s Board of Directors have determined, after reviewing the capital structure of the Corporation, including the number of currently issued and outstanding shares of Common Stock, the market price of the Common Stock and the relatively limited investor interest in the Corporation’s Common Stock, that a reverse split of our issued and outstanding shares of Common Stock on a One for Eight (1:8) basis:

NOW, THEREFORE, BE IT RESOLVED , that the Certificate of Incorporation of this Corporation be amended by changing Article FOUR so that, as amended, said Article shall be and read as follows:

“The Corporation’s authorized shares of Common Stock will be one hundred million (100,000,000) shares, $0.00001 par value. The sixty-eight million four hundred and seventy-seven thousand seven hundred sixty-five (68,477,765) shares of Common Stock will be reduced to eight million five hundred fifty-nine thousand seven hundred twenty-one (8,559,721) shares.”

RATIFICATION OF ASSET PURCHASE AGREEMENT

WHEREAS , the undersigned members of the Corporation’s Board of Directors have determined that it is in the best interests of the Corporation and its stockholders to ratify the execution and delivery of the Asset Purchase Agreement between the Corporation and 3324109 Canada Inc., a Canadian corporation whose shares are beneficially owned and/or controlled by Gary Oberman and 8040397 Canada Inc., a Canadian corporation whose shares are owned and/or controlled by Bartek Bulzak, dated November 30, 2011.

ELECTION/APPOINTMENT OF DIRECTORS

WHEREAS , the undersigned members of the Corporation’s Board of Directors have determined that it is in the best interests of the Corporation and its stockholders that upon the Effective Date of the Reverse Split, that Gary Oberman and Bartek Bulzak be appointed as members of the Corporation’s Board of Directors, joining current directors, Messrs. Rene Arbic and Alex Kestenbaum as members of the newly-constituted four (4) person Board of Directors.

FURTHER RESOLVED , that, subject to the foregoing, any officer of the Corporation, be and hereby is authorized, empowered and directed, for and on behalf of the Corporation, to take such further action and execute and deliver any additional instruments, certificates, filings or other documents and to take any additional steps as any such officer deems necessary or appropriate to effectuate the purposes of the foregoing resolution;

FURTHER RESOLVED , that any action or actions heretofore taken by any officer of the Corporation for and on behalf of the Corporation in connection with the foregoing resolutions are hereby ratified and approved as the actions of the Corporation.

FURTHER RESOLVED , that this Joint Written Consent of the Board of Directors and Majority Stockholder shall be added to the corporate records of this Corporation and made a part thereof, and the resolutions set forth above shall have the same force and effect as if adopted at a meeting duly noticed and held by the Board of Directors and the consenting stockholder of this Corporation. This Joint Written Consent may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Joint Written Consent.

FURTHER RESOLVED , that the undersigned, constituting the entire Board of Directors and the Majority Stockholders of the Corporation, hereby take the following actions without the formality of convening a Meeting of Stockholders in accordance with Title XXXVI, Section 607 of the 2007 Florida Statutes, with the same effect as if such actions were taken pursuant to resolutions presented to and adopted by the Holders of the Majority of Shares Entitled to Vote thereof, and thereby direct that this Joint Written Consent of the Board of Directors and Majority Stockholders be filed with the minutes of the meetings of the Corporation.

HIPSO MULTIMEDIA, INC.
By its Board of Directors:
/s/ Rene Arbic, Director
/s/ Alex Kestenbaum, Director
Dated: November 30, 2011

Name of Majority Consenting Stockholders and Affiliation	Number of Shares
/s/ Rene Arbic, Officer and Director	14,043,634 or 20.51%
/s/ Alex Kestenbaum, Officer and Director	1,600,000 or 2.34%
/s/ Morden C. Lazarus, Principal Stockholder	16,348,360 or 23.87%
/s/ Peter Varadi, Principal Stockholder	16,348,360 or 23.87%
Total and Percent	48,340,354 or 70.59%

Dated: November 30, 2011